Exhibit 99.2

First Quarter 2016 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s first quarter 2016 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results and guidance is provided at the end of these remarks.
Earnings Conference Call and Webcast
The Company will host a conference call today at 8:30 a.m. ET today to discuss results. Participants may access the earnings conference call by dialing +1 (877) 359-9508 or internationally +1 (224) 357-2393. The passcode is 87439198. Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Safe Harbor Statement
Any statements in these prepared remarks about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on March 4, 2016. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted cash from operations, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliations” and “Non-GAAP Financial Guidance”.
Prepared Remarks
George Sakellaris - CEO
We are happy to report that the business momentum we built during 2015 continued into the first quarter, getting this year off to a strong start. Revenue was up 16%, gross margin expanded, and we kept operating expenses under tight control, resulting in a 64% improvement in Adjusted EBITDA. We continued to improve our visibility, with strong new awards. The awarded backlog grew by 19%, and total backlog grew by over 11%. Our core line of business, projects, continues to perform exceptionally well, with revenue up 24%. Our key recurring revenue streams of O&M and energy sales from our assets grew 23% and 18%, respectively.
Overall, we are pleased with our performance this quarter. We continue, however, to see a lag in our integrated PV sales, which were down 32%. That business had been selling mainly into oilfield microgrid applications, a market that is still under real pressure.
So let’s review the operating highlights by line of business, starting with our core business of projects. Project revenue of $85 million was up 24%. The Federal group continued to drive results, with their project revenue up over 73%. Federal project growth reflects our high level of awards and contracts over the past couple of years. Also, our Federal implementation teams performed exceptionally well. In general, a mild winter this year enabled a pace of implementation that was faster than usual for the winter months.
You will also be happy to learn that we are seeing improvement in Canada, which we believe is the result of actions taken last year. Canada project revenue was up 43% to over $12 million. More importantly, Canada stopped losing money, generating positive adjusted EBITDA. The new leadership team has already established momentum, with several projects getting underway and contributing to growth.
The strong project revenue growth in Federal and Canada was partially offset by a decline in project revenue in the U.S., where we encountered some delays.
As we look ahead in our project business, we are enthusiastic about our new award wins. We were awarded over $133 million in new projects, an amount 59% greater than the new awards we captured a year ago. Our awarded backlog is now over $1 billion, 19% higher than a year ago, and 8% higher than where we started the year. Part of that growth is due to the trend towards larger projects. For instance, we were awarded several school district projects in the $5 to $10 million range-these are typically less than $5 million. Higher education projects are also getting larger, as many start to include central heat and power, which can double the size of the project.
The Federal segment is seeing more RFPs from the military, which tend to be large anyway, but are getting even larger. They are now addressing resiliency and security in addition to energy efficiency solutions and renewable technologies. These special needs play to our strength. Our broad technical expertise makes us a leader in innovation within our industry. One example of this is the demonstration project we recently completed at the Portsmouth Naval Shipyard in Maine, which we announced this week. We installed a microgrid control system that integrated load-shedding software and battery storage with onsite cogeneration and backup generators. System tests proved the ability to maintain power at the shipyard in the event of grid outages. Reliable power, especially in emergency situations, is a key requirement at most military sites. We expect this innovation to be replicated at other facilities as well as in other markets to drive additional business for us.
While we are proud of the pace of new award wins, the $1 billion number generally consists of larger awards which we have found take longer to get to contract. For instance, the slower conversion rate this quarter was mainly due to delays in projects we are expecting from the General Services Administration under the National Deep Energy Retrofit program. In fact, after the end of the quarter, we announced that we signed a $25 million contract under this framework with the GSA for a project out west. There is another, even larger, GSA project, which has been delayed but that we expect to sign soon. So we feel very comfortable in our ability to continue to convert awards into contracted backlog, and we expect our visibility to continue to improve during the year.
Before I go on to our other lines of business, I want to discuss another project that highlights how we use innovation to drive our project business and add more value for customers. In Tucson, Arizona, we are working with the city on a very large street lighting LED replacement program. Tucson’s needs are unique and very delicate. They have a large number of observatories that are big contributors to the local economy. The project is designed to save money, the city will ultimately save $180 thousand dollars a month but light quality is equally critical. Our design for the project is utilizing advanced LEDs with Wi-Fi to reduce ambient light and enable individual control. There will be lower operating cost, better light quality and it will not cost them a penny, since the project will be funded through savings. As an industry leader, we continue to embrace advanced technology and innovative solutions to support our customers’ unique needs.
Now, let’s move on to our lines of business that produce recurring and higher margin revenue, a critical element of our business model and business plan going forward. While we drove high growth in our core project business, we did not lose focus on continuing to build recurring revenue. In fact, these lines of business performed exceptionally well in the quarter. Operations and maintenance revenue grew 23%, an impressive amount considering the inherent stability of this revenue source. The incremental O&M revenue was contributed by the Federal segment, where O&M grew 31% year over year, and 14% sequentially. Meanwhile, energy sales grew 18% year over year and 10% sequentially, as the Fort Detrick solar installation was in operation for the full quarter.
We are optimistic about the outlook for these two lines of business. We continue to see Federal RFPs including renewable power as an increasingly important component of the project and agencies seeking to outsource more of the O&M. And in Massachusetts, after several months of delay, the solar net metering cap was lifted in April through legislation signed by the Governor. We have 20 MW of solar projects ready to move forward now that this issue is resolved and we expect them to move quickly due to the SREC sunset at year-end. For example, within days of the legislation, the Town of Easton, MA was finally able to move forward with a 20-year PPA. Ameresco will design, build, own and operate 700 kW of roof-top solar systems at two of their local schools.
Now, let me briefly address one of our weak spots, integrated PV sales. This is an attractive, higher margin business for us, but revenue has been under pressure due to the capex slowdown in oilfield services. We do believe in the long-term attractiveness of this business line, but we must confront the reality of current market conditions. We took action recently, reducing the workforce by 10%, which should result in $600,000 a year in savings. We are re-examining how we go to market, and working on strategies to drive more sales of complete systems. Many of our customers are selectively buying components from us, rather than complete kits which is an obvious lost opportunity for revenue and margin. We are also seeking new applications outside of oilfield microgrid, such as remote cell towers, highway signs or irrigation pumps. Our goal is to stabilize this revenue stream this year while improving the profitability.
Before I turn the call over to John, I want to mention our share repurchase program. Given our strong performance and confident outlook, we do not believe our share price fairly reflects the intrinsic value of the company. Our board approved an up-to-$10 million share repurchase program, effective immediately. We believe that occasional share repurchases are an effective and high-return use of capital. Importantly, the repurchase program will not impact any of the other uses of cash we have planned, such as capex and other investments intended to fuel our continued growth. John will offer more details on the program.
Now, let me turn the call over to him to provide more details about our financial results, guidance and the repurchase program.
John?
John Granara - CFO
Thank you, George, and good morning, everyone. As we get started with the financials, please note that, unless otherwise stated, all the amounts I reference relate to Q1 2016, and the comparisons are for the year-over-year changes.
Also keep this in mind. George reviewed our revenue performance by line of business, which represents the services we provide, regardless of geography or end-market. I will review revenue and adjusted EBITDA using our traditional segment reporting, in order to keep the time series comparable for you.
So, total revenues of $133.8 million were up 15.9%. Revenue in Federal, Canada, and small-scale infrastructure were up and partially offset by the declines in U.S. Regions and our “all other” segment.
Moving down the P&L, gross margin was 20.7%, up from 20.4% from the same quarter last year. Our reported gross margin last year was 17%, but that reflects the impact of the SRO project in Canada. We are pleased to see margins improve both year over year and sequentially, a result of our focus on improving profitability. Gross margin was up due to a better mix of business, as we generated more higher-margin recurring revenue. We also benefited from $1.1 million of revenue related to an O&M contract amendment. That revenue had no associated costs, since it was an acceleration of deferred revenue related to the change in contract terms.
SG&A expenses before restructuring were $25.5 million or 19.1% of revenue, which was down 180 basis points from 20.9% last year. Total operating expenses were $25.9 million or 19.4% of revenue, when including the restructuring charges of $368 thousand. SG&A also includes a $1 million write-down of amounts due from SunEdison. We have another $3 million of exposure to SunEdison, which we are assessing our ability to collect.
Operating income was $1.8 million, ahead of our expectations. This compares to an operating loss of $4.4 million last year. Earnings per diluted share were $0.02, compared to a $0.09 loss. Non-GAAP earnings per share were $0.03 compared to a $0.02 loss last year.
As we often remind you, we are only happy with our growth if it is profitable growth, so generating better adjusted EBITDA is a critical metric for us. Adjusted EBITDA was $8.4 million, up 64%. Importantly, most of our segments grew their adjusted EBITDA meaningfully. Federal was up 96%, Small Scale Infrastructure was up 62%, and Canada ex-SRO swung by $814 thousand to a positive $393 thousand. Only U.S. Regions was down, due to the revenue decline we noted before. It still generated a positive $349 thousand in adjusted EBITDA, versus a little over $2.1 million last year. Keep in mind that we are investing meaningfully to grow in new areas of the U.S., especially the west and southwest. Based on our pipeline, we are confident in the ability to grow revenue and adjusted EBITDA in that segment this year.
Finishing up below the operating income line, other expenses were $0.8 million. This includes approximately $1.4 million of interest expenses, partially offset by $0.8 million of foreign exchange gain.
Our effective tax rate in the quarter was 25.5%, in line with our guidance that was communicated to you on the last call for modeling purposes.
Now let’s turn to our balance sheet. All the comparisons here are against the figures as of year-end. The cash balance of $17.1 million was down $4.5 million. We did receive proceeds of $10 million from the closing of the Fort Detrick tax equity financing that was used for paying down our corporate revolver.
Receivables decreased, which is the normal seasonal pattern.
We reduced consolidated debt by $9.2 million. Of that net amount, we used $11.3 million to fully pay off the corporate revolver. We have $94.6 million of non-recourse project debt, which is the majority of our total debt.
Looking at capex, in Q1 2016 we invested $8.6 million in renewable energy projects that we plan to own and operate. Total project assets were $247.8 million at the end of Q1.
With our solid start to the year, we remain confident in the guidance we provided on the last call. For the full year, we continue to expect revenues to be in the range of $645 million to $680 million.
This outlook reflects growth in our core U.S. businesses, coupled with solid growth in energy sales. We continue to expect Canada to be at least flat. We now expect integrated PV sales to be down $10 million for the year, softer than our original expectation of flat revenue-so we are making up that softness with strength in other segments. We expect gross margin in the range of 19%-20%, and operating expenses to be around 15.5% to 16.5% of revenue. We expect EPS in the range of 25 to 30 cents, and adjusted EBITDA to be in the range of $51 to $57 million.

For the second quarter of 2016, we expect revenues to be within the range of $145 million to $155 million, and EPS in the range of 4 to 6 cents. The guidance we have provided excludes the impact of any non-controlling interest activity and any additional charges related to the SunEdison bankruptcy.
Our confidence in this outlook is driving our capital allocation decisions, as George mentioned earlier. Most importantly, for the year we continue to expect to invest $50 million to $75 million in capital expenditures, with most of it related to the assets in development. We may also invest up to $10 million in open market repurchases of our common stock. We have full discretion as to the timing and amount of purchases, and the repurchase period is open-ended. We feel, and our board concurred, that the current valuation does not reflect either our performance or our prospects. We believe that share repurchases at current levels represent a good use of cash.

Performance by Segment (in thousands):
	Three Months Ended
	Revenues	Adjusted EBITDA
March 31, 2016
U.S. Regions	$41,621	$349
U.S. Federal	38,669	7,019
Canada	14,807	393
Small-Scale Infrastructure	20,693	7,427
All Other	17,986	(11)
Unallocated corporate activity	—	(6,735)
Total Consolidated	$133,776	$8,442
March 31, 2015
U.S. Regions	$46,434	$2,165
U.S. Federal	24,143	3,589
Canada	10,895	(421)
Small-Scale Infrastructure	13,603	4,573
All Other	20,358	46
Unallocated corporate activity	—	(4,801)
Total Consolidated	$115,433	$5,151

Product Line Revenues By Segment for the three months ended March 31 (in thousands):
	U.S. Regions	U.S. Federal	Canada	Small-Scale Infrastructure	All Other	Total Consolidated
2016
Revenues:
Project(1)	$37,161	$26,801	$12,818	$6,027	$2,295	$85,102
Operating Assets(2)	—	612	293	13,432	306	14,643
O&M(3)	4,361	11,256	156	928	—	16,701
Integrated-PV(4)	—	—	—	—	7,359	7,359
Other Services	99	—	1,540	306	8,026	9,971
Total Revenues	$41,621	$38,669	$14,807	$20,693	$17,986	$133,776
2015
Revenues:						—
Project(1)	$42,028	$15,522	$8,984	$650	$1,456	$68,640
Operating Assets(2)	—	—	239	12,184	—	12,423
O&M(3)	4,089	8,621	153	684	—	13,547
Integrated-PV(4)	—	—	—	—	10,833	10,833
Other Services	317	—	1,519	85	8,069	9,990
Total Revenues	$46,434	$24,143	$10,895	$13,603	$20,358	$115,433
(1) Project revenues consists of services related to the design, engineering and installation of, and the arranging of financing for, equipment and other measures to improve the efficiency and control the operation of a facility’s energy infrastructure. Project revenues also include the construction for customers of small-scale plants that produce electricity, gas, heat or cooling from renewable sources of energy.
(2) Operating Assets revenues includes the sale of electricity, processed LFG, heat or cooling from plants that the Company owns.
(3) O&M revenues includes operations and maintenance services for customers as well as measurement and verification services related to our ESPCs.
(4) Integrated-PV revenues includes the sale of solar PV energy products and systems.

Operating Asset Metrics (in thousands, except megawatts ("MW"))
	Three Months Ended March 31,
	2016	2015
Operating Assets:
Assets in Development	$174,000	$148,400
Assets in Development (MW)	75.2	45.5
Assets in Operation (MW)	159.9	137.6
Revenues	$14,643	$12,423
Adjusted EBITDA	$1,402	$1,475

GAAP to Non-GAAP Reconciliations

	Three Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Adjusted EBITDA:
Operating (loss) income	$1,788	$(4,428)
Depreciation and amortization of intangible assets	5,919	5,740
Stock-based compensation	367	518
Restructuring charges	368	168
Non-Core Canada project loss	—	3,153
Adjusted EBITDA	$8,442	$5,151
Adjusted EBITDA margin	6.3%	4.5%

Non-GAAP net income and EPS:
Net income attributable to Ameresco, Inc.	$1,054	$(4,188)
Less: Loss attributable to redeemable non-controlling interest	(350)	—
Plus: Restructuring charges	368	168
Plus: Non-Core Canada project loss	—	3,153
Plus: Income Tax effect of non-GAAP adjustments	116	71
Non-GAAP net income	$1,188	$(796)
Non-GAAP EPS	$0.03	$(0.02)

Adjusted cash from operations:
Cash flows from operating activities	$(15,069)	$(22,083)
Plus: proceeds from Federal ESPC projects	16,385	18,015
Adjusted cash from operations	$1,316	$(4,068)

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
(in thousands)
Year Ended December 31, 2016
	Low	High
Operating income	$24,000	$27,000
Depreciation and amortization of intangible assets	25,000	27,000
Stock-based compensation	2,000	2,000
Restructuring	$250	$1,000
Adjusted EBITDA	$51,250	$57,000
Adjusted EBITDA margin	7.0%	7.5%
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosure and Non-GAAP Financial Guidance in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, stock-based compensation expense, restructuring charges and loss related to a significant non-core project in Canada.
Our management uses adjusted EBITDA as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.
Non-GAAP Net Income and EPS
We define non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring charges, loss related to a significant non-core project in Canada and loss attributable to redeemable non-controlling interest. We consider non-GAAP net income to be an important indicator of our operational strength and performance of our business because it eliminates the effects of events that are not part of the Company's core operations.
Adjusted Cash From Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.